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                                                                    Exhibit 23.2


                        Independent Accountants' Consent


The Stockholders and Board of Directors
Kankakee Bancorp, Inc.
Kankakee, Illinois

We consent to the inclusion in the Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 of Kankakee Bancorp, Inc. of our report, dated May 30, 2003, relating to the consolidated balance sheet of Aviston Bancorp, Inc. and subsidiary as of December 31, 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, our report, dated June 6, 2003, relating to the consolidated statements of income and cash flows of Aviston Bancorp, Inc. and subsidiary for the 296 day period ended October 23, 2002, and our report, dated February 21, 2003 (except for Note 2 as for which the date is June 6, 2003), relating to the consolidated balance sheet of Aviston Financial Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for the 69 day period ended December 31, 2002, and to the reference to our Firm under the heading of "Experts" in the related prospectus.

/s/ Hauk, Fasani, Ramsey, Kruse & Co. PC


St. Louis, Missouri
July 30, 2003